EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3, No. 333-220491 and Registration Statement on Form S-8, No. 333-171996 of The First Bancshares, Inc. of our report dated March 16, 2018 on the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of The First Bancshares, Inc. and subsidiary, for the year ended December 31, 2017 included in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ T. E. LOTT AND COMPANY, PA

Columbus, Mississippi

March 16, 2020